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Exhibit 5.1

[LETTERHEAD OF STOEL RIVES LLP]

July 26, 2005

Huntsman International LLC
500 Huntsman Way
Salt Lake City, UT 84108

  Re:
  Registration Statement of Huntsman International LLC

Ladies and Gentlemen:

        Reference is made to the Registration Statement (the "Registration Statement") on Form S-4 (File No. 333-125652) filed by Huntsman International LLC, a Delaware limited liability company (the "Company"), with the Securities and Exchange Commission (the "Commission") in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act") of the offer and exchange by the Company (the "Exchange Offer") of up to $175,000,000 principal amount of the Company's 7 3/8% Senior Subordinated Notes due 2015 and €135,000,000 aggregate principal amount of its 7 1/2% Senior Subordinated Notes due 2015 that have been registered under the Securities Act (together, the "New Notes"), which New Notes will be guaranteed by Eurofuels LLC, Eurostar Industries LLC, Huntsman EA Holdings LLC, Huntsman International Financial LLC, Huntsman Propylene Oxide Holdings LLC and Huntsman Texas Holdings LLC, each a Delaware limited liability company (collectively, the "Delaware Guarantors") and Huntsman Ethyleneamines Ltd., Huntsman International Fuels, L.P., Huntsman Propylene Oxide Ltd., Tioxide Americas Inc. and Tioxide Group (collectively, the "Non-Delaware Guarantors" and, together with the Delaware Guarantors, the "Note Guarantors"), for a like principal amount of the Company's outstanding 7 3/8% Senior Subordinated Notes due 2015 and 7 1/2% Senior Subordinated Notes due 2015 (together, the "Old Notes"), which Old Notes have also been guaranteed by the Note Guarantors.

        In connection with the preparation of this opinion letter and as the basis for the opinions (the "Opinions") set forth below, we have made such investigations of the laws of the State of New York and the DLLCA (as defined below) as we have deemed relevant and necessary, and we have examined such documents and records as we have deemed relevant and necessary, including the following:

        (a)   a photocopy of an executed counterpart of the Indenture dated as of December 17, 2004, among the Company, as issuer, the Note Guarantors, and Wells Fargo Bank, National Association as trustee (the "Indenture");

        (b)   the form of the Old Notes and the New Notes;

        (c)   the form of the Guarantee (the "Guarantee" or, collectively, the "Guarantees");

        (d)   a photocopy of the articles of organization and the operating agreement of the Company and each of the Delaware Guarantors, certified to our satisfaction;

        (e)   a good standing certificate as to the Company and each of the Delaware Guarantors issued by the Secretary of State of the State of Delaware (each, a "Good Standing Certificate"); and

        (f)    the Opinion Certificate of an officer of the Company and each of the Delaware Guarantors dated as of the date of this opinion letter (collectively, the "Opinion Certificate"), certifying to the matters specified therein and as to the resolutions adopted by the board of managers of the Company and each of the Delaware Guarantors authorizing the transactions contemplated by the Indenture.

        For purposes of this opinion letter, the following terms and phrases have the following meanings:

          (i)    "DLLCA" means and is limited to the present published Limited Liability Company Act of the State of Delaware as contained in the publication Delaware Laws Affecting Business Entities Annotated (Aspen Publishers, Inc.) (2005), the applicable provisions of the Delaware constitution and the present published judicial decisions interpreting the Limited Liability Company Act of the State of Delaware.

          (ii)   "laws of the State of New York" or "New York law" means and is limited to present published statutes of the State of New York, the applicable provisions of the New York constitution, the administrative rules and regulations of agencies of the State of New York as contained in the present published Official Compilation of Codes, Rules and Regulations of the State of New York, and the present published decisions of the courts of the State of New York that in each instance are normally applicable to transactions of the type contemplated by the Exchange Offer.

        With respect to the Opinions, we have relied solely upon the opinions of (i) Vinson & Elkins L.L.P., Houston, Texas, as special counsel to Huntsman Ethyleneamines Ltd., a Texas limited partnership, Huntsman International Fuels, L.P., a Texas limited partnership, Huntsman Propylene Oxide Ltd., a Texas limited partnership, and Tioxide Group, an unlimited company organized under the laws of England, and (ii) Walkers, as special counsel to Tioxide Americas Inc., a corporation incorporated under the laws of the Cayman Islands, in each case, dated the date hereof, a copy of each of which is being filed as an exhibit to the Registration Statement, as to matters of the laws of the State of Texas, England and the Cayman Islands, respectively, with respect to (x) the Non-Delaware Guarantors being duly incorporated or organized, validly existing and in good standing under the laws of their respective jurisdiction of organization or incorporation, (y) the Non-Delaware Guarantors having the corporate, limited partnership or limited liability company power and authority, as applicable, to execute, deliver and perform their respective obligations under the Indenture (as defined above) and their respective Guarantees, the Indenture and the Guarantees being duly authorized by the Non-Delaware Guarantors and (z) the Indenture being duly executed by the Non-Delaware Guarantors, in each case, as set forth in such opinions.

        Based upon the examination described above, subject to the assumptions, qualifications, limitations and exceptions set forth in this opinion letter and under current interpretations of the laws of the State of New York and the DLLCA, we are of the opinion that:

        1.     The Company and each of the Delaware Guarantors has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware.

        2.     The Company and each of the Delaware Guarantors has the limited liability company power and the limited liability company authority to execute and deliver the Indenture and to perform its respective obligations thereunder (including in the case of the Delaware Guarantors, the guarantee of the New Notes pursuant to the Indenture and the Guarantee); and the limited liability company action required to be taken by the Company and each of the Delaware Guarantors for the due authorization, execution and delivery of the Indenture and the consummation by it of the transactions contemplated thereby (including in the case of the Delaware Guarantors, the guarantee of the New Notes pursuant to the Indenture and the Guarantee) has been duly and validly taken.

        3.     The Indenture has been duly authorized, executed and delivered by the Company and each of the Delaware Guarantors party thereto.

        4.     When the New Notes have been duly executed, authenticated and delivered in accordance with the Indenture in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the New Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

        5.     When the New Notes have been duly executed, authenticated and delivered in accordance with the Indenture in exchange for the Old Notes in accordance with the Indenture and the Exchange Offer, the Guarantees of the Note Guarantors will be the legally valid and binding obligations of the Note Guarantors, enforceable against the Note Guarantors in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

        The Opinions are predicated upon and are limited by the matters set forth in the Opinions and are further subject to the qualifications, exceptions, assumptions and limitations set forth below:

        A. The Opinions are limited to DLLCA and the laws of the State of New York. We express no opinion as to local laws or the laws of any other state or country.

        B. In rendering the Opinions, we have assumed that each of the Company and the Delaware Guarantors has complied with the provisions of the securities laws, "blue sky" laws, securities regulations, and/or securities rules of any applicable state and the United States of America.

        C. The Opinions that relate to specific agreements or documents, relate to the specified agreements or documents, and do not extend to documents, agreements or instruments referred to in such agreements or documents (even if incorporated therein by reference), or to any exhibits, annexes or schedules that are not expressly identified in this opinion letter as having been examined by us.

        D. In rendering the Opinions, we have assumed (i) the genuineness of all signatures, (ii) the capacity and the authority of all individuals executing documents (other than officers of the Company and the Delaware Guarantors), (iii) the conformity to the original documents of all photocopies or facsimile copies submitted to us, whether certified or not, (iv) the authenticity of all documents submitted to us as originals, and (v) the conformity, in all material respects, of all copies of the Indenture to the copy of the Indenture examined by us.

        E. The Opinions are limited to those expressly stated and no other opinions should be implied.

        F. Unless otherwise specifically indicated, the Opinions are as of the date of this opinion letter and we assume no obligation to update or supplement the Opinions to reflect any facts or circumstances that may later come to our attention or any change in the law that may occur after the date of this opinion letter.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Respectfully submitted,

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  Exhibit 5.1